EXHIBIT 99.1

ATC Contact: Brad Singer

Chief Financial Officer and Treasurer

Telephone: (617) 375-7500

FOR IMMEDIATE RELEASE

American Tower Corporation Announces Planned Senior Notes Offering

Boston, Massachusetts – November 29, 2004 – American Tower Corporation (NYSE: AMT) announced today that it is seeking to raise approximately $150 million through an institutional private placement of senior notes. The closing of the offering is expected to occur in early December, subject to market conditions.

The company intends to use all of the net proceeds of the offering to repurchase or redeem a portion of its 9 3/8% senior notes due 2009.

This announcement is neither an offer to sell nor a solicitation of an offer to buy any of the notes.

The notes subject to the proposed private placement have not been registered under the Securities Act of 1933, as amended, or any state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act and to non-U.S. persons in offshore transactions in reliance on Regulation S. Unless so registered, the notes may not be offered or sold in the United States or to U.S. persons except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

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This press release contains “forward-looking statements” regarding the company’s ability to complete this private placement. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include uncertainties relating to market conditions for corporate debt securities generally, for the securities of telecommunications companies and for the company’s securities in particular.